                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               World Access, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              WORLD ACCESS LOGO
                            945 E. PACES FERRY ROAD

                                   SUITE 2240
                             ATLANTA, GEORGIA 30326
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JUNE 10, 1997

                             ---------------------

To the Stockholders of World Access, Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders (together with any adjournments or postponements thereof, the "Meeting") of World Access, Inc. (the "Company") will be held at the Resurgens Plaza building, 945 E. Paces Ferry Road, Atlanta, Georgia 30326, on Tuesday, June 10, 1997 at 10:00 a.m., Eastern daylight time, for the purpose of considering and voting upon the following matters:

          (1) To elect a board of six directors as follows: (a) two directors to serve a one-year term, two directors to serve a two-year term and two directors to serve a three-year term; or (b) if proposal 2 is not approved, six directors to serve a one-year term;

          (2) To consider and act upon a proposal to amend the Company's Restated Certificate of Incorporation to provide for the classification of the Board of Directors and related matters;

          (3) To consider and act upon a proposal to amend the Company's Restated Certificate of Incorporation to prohibit stockholder action by written consent;

          (4) To consider and act upon a proposal to amend the Company's Restated Certificate of Incorporation to increase the authorized capital of the Company, authorize a new class of preferred stock and eliminate the Company's Class B Common Stock;

          (5) To consider and act upon a proposal to increase the number of options issuable under the Company's 1991 Stock Option Plan from 2,500,000 to 3,500,000; and

          (6) To transact such other business as may properly come before the Meeting.

     These items are more fully described in the accompanying Proxy Statement, which is hereby made a part of this Notice of Annual Meeting of Stockholders.

     The Board of Directors has fixed the close of business on April 24, 1997 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting.

     A copy of the Company's Annual Report for the year ended December 31, 1996 is enclosed. The Annual Report is not a part of the proxy soliciting material enclosed with this Notice.

                                          By Order of the Board of Directors

                                          Martin D. Kidder
                                          Corporate Controller and Secretary

Atlanta, Georgia
April   , 1997

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE-PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST BRING TO THE MEETING A LETTER FROM THE BROKER, BANK OR OTHER NOMINEE CONFIRMING YOUR BENEFICIAL OWNERSHIP OF THE SHARES. ADDITIONALLY, IN ORDER TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                               WORLD ACCESS, INC.

                          PRELIMINARY PROXY STATEMENT
                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 10, 1997
                             ---------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     This Proxy Statement (the "Proxy Statement") and the accompanying form of proxy are being furnished to the stockholders of World Access, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") from holders of its outstanding common stock, $.01 par value per share (the "Common Stock"), for use at the Annual Meeting of Stockholders of the Company (together with any adjournments or postponements thereof, the "Meeting") to be held at the Resurgens Plaza building, 945 E. Paces Ferry Road, Atlanta, Georgia 30326, on Tuesday, June 10, 1997 at 10:00 a.m., Eastern daylight time. This Proxy Statement, the accompanying form of proxy and the Annual Report to Stockholders are expected to be mailed to stockholders of the Company on or about April 28, 1997.

SOLICITATION

     The expense of this solicitation will be borne by the Company. Solicitation will be primarily by use of the mails. Executive officers and other employees of the Company may solicit proxies, without extra compensation, personally and by telephone and other means of communication. The Company will also reimburse brokers and other persons holding Common Stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxies and proxy materials to beneficial owners.

VOTING RIGHTS AND OUTSTANDING SHARES

     Stockholders of record as of the close of business on April 24, 1997 (the "Record Date") will be entitled to vote at the Meeting. Each share of outstanding Common Stock is entitled to one vote. As of April 15, 1997, there were 17,663,882 shares of Common Stock outstanding and entitled to vote. The Company has been advised that certain beneficial owners, directors and executive officers of the Company, who hold in the aggregate approximately 30% of the Common Stock, intend to vote their shares in favor of the nominees and in accordance with the recommendations of the Board.

     The presence at the Meeting, in person or by proxy, of a majority of the outstanding shares of Common Stock as of the Record Date will constitute a quorum for transacting business at the Meeting. Abstentions and broker non-votes are counted towards quorum. Provided a quorum is present at the Meeting, directors will be elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Meeting. Approval of Proposals 2, 3 and 4 require the affirmative vote of a majority of the holders of all the outstanding Common Stock as of the Record Date and approval of Proposal 5 requires the affirmative vote of the holders of a majority of the Common Stock present in person or represented by proxy and entitled to vote at the Meeting.

     All votes will be tabulated by the inspector of elections appointed for the Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for any purposes in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

     The shares represented by proxy will be voted as instructed if received in time for the Meeting. If no instructions are indicated, such shares will be voted in favor of (FOR) the proposals specified herein and in the discretion of the proxy holder as to any other matter that may properly come before the Meeting. Any person signing and mailing the proxy may, nevertheless, revoke it at any time before it is exercised by written notice to the Company (Attention:
Mark A. Gergel, Executive Vice President and Chief Financial Officer) at its headquarters at 945 E. Paces Ferry Road, Suite 2240, Atlanta, Georgia 30326 or by attending in person and voting at the Meeting. Attendance at the Meeting, however, will not itself constitute the revocation of a proxy.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     Six directors, constituting the entire Board are to be elected at the Meeting and, if elected, will hold office until their successors have been elected and qualified. If the proposed amendment to the Company's Restated Certificate of Incorporation relating to the classification of the Board of Directors into three classes with differing terms of office is approved by the stockholders at the Meeting (see Proposal 2 below), it is intended that the shares represented by the enclosed proxy will be voted, unless authority is withheld, for the election of two directors to each of Classes I, II and III. Such directors will serve for the terms indicated below:

        CLASS I                  CLASS II                  CLASS III
-----------------------   -----------------------   -----------------------
(TERM EXPIRING IN 1998)   (TERM EXPIRING IN 1999)   (TERM EXPIRING IN 2000)
 Stephen J. Clearman       William P. O'Reilly        Steven A. Odom
 Stephen E. Raville          Hensley E. West         John D. Phillips

     If Proposal 2 is not adopted by the stockholders at the Meeting, then six directors will be elected for a term of one year each to serve until the 1998 Annual Meeting of Stockholders and until their successors are elected and qualified. The Company's bylaws provide that the Board shall consist of no less than one member, with the actual number to be established by resolution of the Board. The Board has by resolution established the number of directors at six.

     The nominees of the Board are set forth below. All of the current members of the Board have been nominated to continue to serve as directors of the Company. In the event any nominee is unable or declines to serve as a director at the time of the Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below unless instructed otherwise. As of the date of this Proxy Statement, the Company is not aware of any nominee who is unable or will decline to serve as a director, if elected.

NOMINEES FOR ELECTION AS DIRECTORS

     Set forth below are the names, ages (at December 31, 1996), positions and offices held and a brief account of the business experience during the past five years of each person nominated to serve as a director of the Company. The date within the parenthetical represents the year the nominee joined the Board.

  Stephen J. Clearman (1988)

     In 1984, Mr. Clearman, 46, co-founded Geocapital Partners. Since 1984, he has served as a general partner of four Geocapital venture capital partnerships. Two of these partnerships (Geocapital Ventures and Geocapital II, L.P.) are principal stockholders of the Company. Mr. Clearman currently serves as a director of Expert Software, Inc. and several private companies, all of which principally provide computer software and/or information services.

  Steven A. Odom (1994)

     Mr. Odom, 43, joined the Company's Board in October 1994. In November 1994, he was appointed to the newly created position of Chairman of the Board. In August 1995, he became Chairman and Chief Executive

Officer of the Company. From 1983 to 1987, he founded and served as Chairman and Chief Executive Officer of Data Contract Company, Inc. ("DCC"), a designer and manufacturer of intelligent data PBX systems, pay telephones and diagnostic equipment. From 1987 to 1990, he was Vice President for the Public Communications Division of Executone Information Systems, Inc., a public company that acquired DCC in 1987. Mr. Odom has also served as a director for Telematic Products, Inc., a manufacturer of telephone central office equipment and Resurgens Communications Group, Inc. ("Resurgens"), a provider of long distance operator services that later merged with LDDS Communications, Inc., now known as LDDS WorldCom ("WorldCom").

  William P. O'Reilly (1994)

     Mr. O'Reilly, 50, has been Chairman of the Board and Chief Executive Officer of Eltrax Systems, Inc., a provider of network information products and services, since July 1995. He has over 20 years experience in the telecommunications industry as a private investor and entrepreneur and has initiated several successful business ventures. In 1981, he founded and served as the Chief Executive Officer of Lexitel Corporation, a provider of long distance services, which is now part of ALC Communications, Inc. Mr. O'Reilly was also a founder and Chief Executive Officer of Digital Signal, Inc., a leading provider of a low-cost fiber optic capacity to long distance carriers. In 1989, he acquired Military Communications Corporation ("MCC"), which provides international public switched network services by means of phone centers to the U.S. military worldwide. MCC was acquired by WorldCom in 1994. Mr. O'Reilly is also a founder and past President of Comptel, an industry trade association.

  John D. ("Jack") Phillips (1994)

     Mr. Phillips, 54, was President, Chief Executive Officer and a director of Metromedia International Group, Inc. ("Metromedia"), a global media, entertainment and communications company, from November 1995 until December 1996. Metromedia was formed in November 1995 through the merger of The Actava Group, Inc. ("Actava"), Orion Pictures Corporation, MCEG Sterling Incorporated and Metromedia International Telecommunications, Inc. He served as President, Chief Executive Officer and a director of Actava from April 1994 until November 1995. In May 1989, Mr. Phillips became Chief Executive Officer of Resurgens and served in this capacity until September 1993 when Resurgens merged with Metromedia Communications Corporation and WorldCom in a transaction that created the fourth largest long distance company in the United States. From June 1985 to October 1988, he was President and Chief Operating Officer of Advanced Telecommunications Corporation ("ATC").

  Stephen E. Raville (1994)

     Mr. Raville, 49, has been Chairman of the Board of Charter Communications International, Inc. ("Charter") since October 1996. Mr. Raville is also President and controlling shareholder of First Southeastern Corp., a private investment company he formed in 1992. In 1983, Mr. Raville founded TA Communications, a long-distance telephone company, and served as its President. In 1985, in conjunction with a merger between TA and ATC, he became Chairman and Chief Executive Officer of ATC until the merger of ATC into WorldCom in late 1992. He currently serves on the board of advisors of First Union National Bank of Atlanta and the board of directors of Charter and several private companies.

  Hensley E. ("Buddy") West (1996)

     Mr. West, 51, joined the Company in January 1996 as President and Chief Operating Officer and was also elected a director in January 1996. From January 1994 to December 1995, he was Group Vice President for the Access Systems Group of DSC Communications Corporation ("DSC"), a manufacturer of digital switching, transmission and access telecommunications equipment. During his nine year tenure with DSC, he held six sales and general management positions, including Senior Vice President of North American Sales from July 1993 to December 1993, Vice President of Access Products Division from March 1992 to July 1993, Vice President of RBOC Sales from October 1991 to March 1992 and Vice President of Business Development from March 1990 to October 1991. Prior to joining DSC, Mr. West held general, engineering and sales management positions with California Microwave, Inc., ITT Telecommunications, Inc. and Western Electric Co.

BOARD COMMITTEES AND MEETINGS

     During 1996, the Board met three times and took actions by unanimous written consent five times. The Board has a standing Audit Committee and Compensation Committee. No incumbent Board member attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board which such director was eligible to attend during 1996 and (ii) the total number of meetings held by any committee of the Board upon which such director served during 1996.

     The Audit Committee recommends engagement of the Company's independent auditors, reviews and approves services performed by such auditors, reviews and evaluates the Company's accounting system and its system of internal controls and performs other related duties delegated to such Committee by the Board. The Audit Committee, which presently consists of Mr. Raville and Mr. Clearman, met twice during 1996.

     The Compensation Committee performs such duties regarding compensation for executive officers as the Board may delegate to such Committee from time to time. The Compensation Committee, which presently consists of Mr. O'Reilly and Mr. Clearman, met once during 1996 and took action by unanimous written consent two times.

     The Board has not established a separate committee of its members to nominate candidates for election as directors.

                      INTRODUCTION TO PROPOSALS 2, 3 AND 4

GENERAL

     The Board of Directors has observed that certain tactics, including proxy rights, hostile tender offers and "greenmail", have become relatively common in recent takeover practice. The Board of Directors considers such tactics to be highly disruptive to a corporation and often contrary to the overall best interests of its stockholders. In particular, such tactics frequently represent an attempt to acquire a corporation in the marketplace at an unfairly low price. Proposals 2, 3 and 4, proposed amendments (the "Amendments") to the Company's Restated Certificate of Incorporation, are being submitted for stockholder approval to strengthen the Company's position against the use of these takeover tactics.

     The Amendments are intended to encourage persons seeking to acquire control of the Company to initiate such efforts through negotiations with the Company's Board of Directors. The Board of Directors believes that the Amendments will help give it the time necessary to evaluate unsolicited offers, as well as appropriate alternatives, in a manner which assures fair treatment of the Company's stockholders. The Amendments are also intended to increase the bargaining leverage of the Board of Directors, on behalf of the Company, in any negotiations concerning a potential change of control of the Company. The Amendments will, however, make more difficult or discourage a proxy contest or the assumption of control by a substantial stockholder and thus could increase the likelihood that incumbent directors will retain their positions. If adopted, the Amendments could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company even though such attempt might be beneficial to the Company's stockholders.

     The Amendments are permitted by Delaware law and are consistent with the rules of the Nasdaq National Market on which the Company's Common Stock is traded. The Amendments are not the result of any specific efforts, of which the Company is aware, to obtain control of the Company. The Board of Directors does not contemplate recommending the adoption of any further amendments to the Restated Certificate of Incorporation or Bylaws of the Company that would affect the ability of third parties to effect a change in control of the Company. However, the Company's Board of Directors has previously considered, and may consider in the future, adopting a so-called stockholder rights plan to provide special conversion, voting or other rights or features designed to deter a hostile takeover of the Company, and the Board of Directors may wish in the future to review the advisability of adopting other measures that may effect takeovers in the context of applicable law and judicial decisions.

ABSENCE OF CUMULATIVE VOTING

     The Company's Restated Certificate of Incorporation does not provide for cumulative voting. As a result, in order to be assured of representation on the Company's Board of Directors, a stockholder must control the votes of a majority of the shares present and voting at a stockholders' meeting at which a quorum is present. The absence of cumulative voting requires a person seeking a takeover to acquire a substantially greater number of shares to be assured of representation on the Board of Directors than would be necessary were cumulative voting available.

EXISTING DEFENSES

     The Company has in place certain charter and bylaw provisions, or is subject to certain provisions of Delaware law, that may have an anti-takeover effect. Section 203 of the Delaware General Corporation Law (the "DGCL") provides that, subject to certain exceptions specified therein, an "interested stockholder" of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that such stockholder becomes an interested stockholder unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as otherwise specified in Section 203, an interested stockholder is defined to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination, and (y) the affiliates and associates of any such person.

     Under certain circumstances, Section 203 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. The Company has not elected to be exempt from the restrictions imposed under Section 203. The provisions of Section 203 may encourage persons interested in acquiring the Company to negotiate in advance with its Board of Directors because the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction which results in any such person becoming an interested shareholder. Such provisions also may have the effect of preventing changes in the management of the Company. It is possible that such provisions could make it more difficult to accomplish transactions which the Company's stockholders may otherwise deem to be in their best interests.

     The Company's Restated Certificate of Incorporation also provides that the Company's Board of Directors may amend the Company's Bylaws, and the Company's Bylaws provide that special meetings of the Company's stockholders may only be called by the Company's Board of Directors or officers as instructed by the Board of Directors and that the number of directors may be fixed by action of the Board of Directors. Except as indicated above, management is not aware of the existence of any other provision in the Restated Certificate of Incorporation or Bylaws having an anti-takeover effect.

DESCRIPTION OF THE PROPOSED AMENDMENTS

     The Amendments described in Proposals 2, 3 and 4 are set forth in Appendix A to this Proxy Statement, in substantially the form in which they will take effect if the Amendments are approved by the stockholders. The following description of the Amendments is qualified in its entirety by reference to Appendix A. In addition, if the Amendments are approved by the stockholders, certain conforming amendments will be made to the Company's Bylaws.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS

     In proposing the Amendments, the Board of Directors unanimously recommended that they be submitted to the Company's stockholders for approval. As noted herein, however, certain of these provisions might make it significantly more difficult to change control of the Board of Directors of the Company. Accordingly, to the extent that management might be deemed to benefit from the increased protections afforded by the proposed amendments, the Board of Directors might be viewed as having a conflict of interest in recommending the Amendments to stockholders for approval.

            PROPOSAL 2 -- PROPOSAL TO AMEND AND RESTATE ARTICLE VII
         OF THE RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY TO CLASSIFY THE BOARD OF DIRECTORS AND TO EFFECT CERTAIN RELATED AMENDMENTS

     The Board of Directors of the Company has adopted a resolution unanimously approving and recommending to the Company's stockholders for their approval an amendment to the Company's Restated Certificate of Incorporation to provide: (i) that the Board of Directors be divided into three classes of directors serving staggered three-year terms; (ii) the size of the Board of Directors shall be determined by the Board within a range set in the Restated Certificate of Incorporation; (iii) any vacancy on the Board of Directors shall be filled by the directors remaining in office; (iv) that a majority of the directors would constitute a quorum of the Board of Directors; (v) that a director may be removed only for cause; (vi) advance notice of stockholder nominations to the Board of Directors must be given to the Company and certain information provided in connection therewith; and (vii) that the affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of the Company's capital stock then entitled to vote in an election of director, voting as a single class, shall be required to alter, amend or repeal the foregoing provisions to be added to the Restated Certificate of Incorporation or to adopt any provision of the Restated Certificate of Incorporation or Bylaws inconsistent with the foregoing ("Proposal 2"). Currently, directors are elected annually to serve one-year terms.

     Proposal 2 provides for three classes of directors, each consisting as nearly as possible of one-third of the Board and for one-third of the Board to be elected each year. However, members of all three classes would be elected initially at the 1997 Annual Meeting. If Proposal 2 is approved and the slate of six directors proposed for election at the Meeting is elected, they would be elected in three separate classes as follows: two "Class I Directors" would be elected for a term expiring at the 1998 Annual Meeting; two "Class II Directors" would be elected for a term expiring at the 1999 Annual Meeting; and two "Class III Directors" would be elected for a term expiring at the 2000 Annual Meeting. At each annual meeting of stockholders after the Meeting, only directors of the class whose term is expiring would be voted upon, and upon election each such director would serve a three-year term.

     Under Proposal 2, the Board of Directors would be empowered to determine from time to time the size of the Board of Directors, but in no event could they determine to have a Board consisting of less than three directors nor more than 12 directors. The total number of directors and the number of directors constituting each class of directors (with each of three classes being as nearly equal as possible) could be fixed or changed from time to time by the Board of Directors subject to the three director minimum. Currently, the Company's Restated Certificate of Incorporation provides that the number of directors of the Company shall be fixed by the Bylaws. Proposal 2 would further provide that when holders of any class of stock (other than Common Stock) shall have the right to elect a specified number of directors (as is often required by the terms of preferred stock in the event dividend payments are in arrears for a period of time), then the election, term of office, filling of vacancies and other features of such directorships shall be governed by the applicable terms of the Restated Certificate of Incorporation, and such directors shall not be classified pursuant to Proposal 2, unless so provided. In addition, the directors elected by such class of stock would not be counted towards the maximum number of directors determined by the Board of Directors for the size of the Board, unless so provided.

     Subject to the DGCL and the terms of the Company's stock then outstanding, Proposal 2 expressly delegates to incumbent directors sole power to fill vacancies whether occurring by an increase in the number of directors or otherwise. A director elected to fill a vacancy would hold office for the unexpired portion of the term of the director who was being replaced. A director elected to fill a newly created directorship would hold office until the next election for the class to which such director was elected. If the size of the Board is increased, the additional directors would be apportioned among the three classes of directors to keep all such classes as nearly equal as possible.

     Proposal 2, if approved, would provide that a majority of directors would constitute a quorum for the transaction of business. The Company's Bylaws presently provide that a majority of directors shall constitute a quorum, but the Bylaws may be amended by the holders of a majority of the Company's total authorized voting power.

     Under the DGCL, directors serving on a classified board may be removed only for cause unless the Certificate of Incorporation provides otherwise. The Company's Restated Certificate of Incorporation currently provides that a director of the Company may be removed at any time in the manner provided in the Company's Bylaws, and the Bylaws provide that a director may be removed with or without cause. In order to remove any ambiguity with respect to the removal of directors, the Board of Directors proposes to add Article VII, Section 1(f) to the Company's Restated Certificate of Incorporation to provide that a director may be removed only for cause.

     Proposal 2 provides that nominations of persons for election to the Board may be made by or at the direction of the Board of Directors or by any stockholder of record entitled to vote in the election of directors. However, Proposal 2 also provides a special procedure for stockholder nominations which is not applicable to nominations by or at the direction of the Board of Directors. Stockholders intending to nominate director candidates for election must deliver written notice thereof to the Secretary of the Company not less than 120 days in advance of the date which is one year later than the date of the proxy statement of the Company released to stockholders in connection with the previous year's annual meeting (or by other specified dates in certain circumstances, including a meeting which is not an annual meeting).

     Proposal 2 further provides that the notice must set forth certain information concerning such stockholder and the nominee(s), including their names, ages, addresses, occupations, and stock ownership in the Company, a description of all arrangements and understandings between the stockholder and each nominee and any other person relating to the proposed nomination, any other information that would be required to be included in solicitations of proxies for the election of directors of the Company, and the consent of each nominee to being named as a nominee and to serve as a director of the Company if elected. The chairman of the meeting must refuse to accept the nomination of any person not made in compliance with the foregoing procedure.

     Under the DGCL, amendments to the Company's Restated Certificate of Incorporation generally require approval of the holders of a majority of the outstanding stock entitled to vote on such amendments and of the outstanding stock of each class (if any) entitled to vote on such amendments as a class; and amendments to the Bylaws of the Company may be approved by the affirmative vote of a majority of the shares of capital stock present in person or by proxy and entitled to vote on such amendments at the meeting at which such amendments are considered. However, the DGCL law also permits provisions in a certificate of incorporation which require a greater vote than the vote otherwise required by law for any corporate action. With respect to any such provisions requiring a greater vote, the DGCL requires that any alteration, amendment, or repeal of such provisions be approved by an equally large stockholder vote. As permitted by these provisions of the DGCL, Proposal 2 provides that the affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of capital stock of the Company then entitled to vote in an election of directors, voting as a single class, shall be required for the alteration, amendment, or repeal of the provisions described in Proposal 2 (including the requirement therein for such 75% vote) or for the adoption of provisions inconsistent therewith. This required vote is in addition to any separate class vote that might in the future be accorded by the Board of Directors to any class or series of preferred stock of the Company which might be outstanding at the time any such alteration, amendment, repeal or adoption of inconsistent provisions is submitted to stockholders for a vote. However, except to the extent specified in Proposal 2 with respect to alteration, amendment or repeal of the provisions thereof or the adoption of inconsistent provisions, as set forth above, Proposal 2 will not affect (i) the concurrent authority of the Board of Directors and the stockholders to alter, amend or repeal Bylaws of the Company and (ii) the vote required for the exercise of such powers by the Board of Directors or the stockholders.

     The number of directors to be elected at the 1997 Annual Meeting is six, which is the number currently provided by resolution of the Board of Directors for the size of the Board and the present number of directors. The Board of Directors has no present plans, arrangements, commitments or understandings with respect to increasing or decreasing the size of the Board or any class of directors.

     If Proposal 2 is approved, the Company's Restated Certificate of Incorporation will be amended and replaced in its entirety with new Article VII as set forth in Appendix A. Subject to approval of Proposal 2, the Board of Directors plans to adopt various conforming amendments to the Company's Bylaws, including repeal of the provision fixing the number of directors of the Company.

     The Board of Directors believes that the adoption of Proposal 2 is advantageous to the Company and its stockholders for a number of reasons.

     Public companies are potentially subject to attempts by various individuals and entities to acquire significant minority positions in the company with the intent either of obtaining actual control of the company by electing their own slate of directors, or of achieving some other goal, such as the repurchase of their shares by the company at a premium. Public companies also are potentially subject to inadequately priced or coercive bids for control through majority share ownership. These prospective acquirors may be in a position to elect a company's entire board of directors through a proxy contest or otherwise, even though they do not own a majority of the company's outstanding shares at the time. If Proposal 2 is approved, a majority of the Company's directors could not be removed by such persons until two annual meetings of stockholders have occurred, unless such removal was for cause and the requisite vote was obtained. By providing this additional time to the Board of Directors and eliminating the possibility of rapid removal of the Board, the directors of the Company will have the necessary time to most effectively satisfy their responsibility to the Company's stockholders to evaluate any proposal and to assess and develop alternatives without the pressure created by the threat of imminent removal. In addition, Proposal 2, by providing that directors will serve three-year terms rather than one-year terms, will enhance continuity and stability in the composition of the Company's Board of Directors and in the policies formulated by the Board. The Board believes that this, in turn, will permit it more effectively to represent the interests of all stockholders, including responding to demands or actions by any stockholder or group.

     Proposal 2 may discourage potential purchasers because its provisions would operate to delay the purchaser's ability to obtain control of the Board of Directors because it will generally take a purchaser two annual meetings of stockholders to elect a majority of the Board. In addition, Proposal 2 would similarly delay stockholders who do not approve of policies of the Board from replacing a majority of the directors, unless they can show cause, obtain the requisite vote and then convince the remaining directors to elect more acceptable replacements. For the same reasons, the adoption of Proposal 2 may also deter certain mergers, tender offers or other takeover attempts which some or a majority of holders of the Company's voting stock may deem to be in their best interests.

     The Company's Restated Certificate of Incorporation and Bylaws presently do not address stockholder nominations. The advance notice requirement of Proposal 2, by regulating stockholder nominations at any meeting of stockholders, affords the Board of Directors the opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board of Directors, inform stockholders about such qualifications. Although Proposal 2 does not give the Board of Directors any power to approve or disapprove of stockholder nominations of persons for election as directors, Proposal 2 may have the effect of precluding a contest for the election of directors if the procedures established by Proposal 2 are not followed and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors, without regard to whether this might be harmful or beneficial to the Company and its stockholders. In addition, this provision would prevent the nomination at a stockholder's meeting of a candidate as to whom no information had been provided or made available in advance to the Company's stockholders, many of whom typically vote by proxy and do not personally attend the meeting and therefore would have no opportunity to obtain information about such candidate.

     The requirement of an increased stockholder vote on alteration, amendment or repeal of the provisions of Proposal 2, or the adoption of inconsistent provisions, will give minority stockholders a veto power over any changes to such provisions, or the adoption of inconsistent provisions, even if the Board of Directors or a simple majority of the stockholders favors such changes or inconsistent provisions. However, such requirement will also prevent a stockholder with less than the requisite majority of voting stock from avoiding the requirements of the provisions of Proposal 2 by simply repealing them.

     The Board has no knowledge of any present effort to gain control of the Company or to organize a proxy contest. In addition, there has been no problem in the past or at the present time with the Board's continuity or stability. However, the Board believes that adopting Proposal 2 is prudent, advantageous and in the best interests of stockholders because it will give the Board more time to fulfill its responsibilities to stockholders, and it will provide greater assurance of continuity and stability in the composition and policies of the Board of Directors. The Board also believes such advantages outweigh any disadvantage relating to discouraging potential acquirors from attempting to obtain control of the Company.

     Approval of Proposal 2 requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting. If approved by the stockholders, the amendment to the Restated Certificate of Incorporation will become effective upon filing with the Secretary of the State of Delaware a Certificate of Amendment to the Company's Restated Certificate of Incorporation, which filing is expected to take place shortly after the Meeting.

               THE BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2

                    PROPOSAL 3 -- PROPOSAL TO ADD ARTICLE VI
         TO THE RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY TO
                       PROHIBIT ACTION BY WRITTEN CONSENT

     The Board of Directors of the Company has adopted a resolution unanimously approving and recommending to the Company's stockholders for their approval an amendment to the Company's Restated Certificate of Incorporation to provide therein a new provision to require that stockholder action must be taken at an annual or special meeting of stockholders and to prohibit stockholder action by written consent ("Proposal 3"). Under the DGCL, any actions required or permitted to be taken by stockholders may be taken (unless a company's certificate of incorporation otherwise provides) without a meeting, without prior notice and without a stockholder vote if a written consent setting forth the action to be taken is signed by the holders of stock having the requisite number of votes. The Company's existing Restated Certificate of Incorporation does not prohibit such action by written consent and the Company's present Bylaws provide that action may be taken by written consent. Consequently, unless Proposal 3 is approved, persons holding a majority interest in the Company could take significant corporate action without giving all stockholders notice or the opportunity to vote.

     Subject to the approval of Proposal 3 by the Company's stockholders, the Board of Directors plans to adopt various conforming amendments to the Company's Bylaws, including an amendment that eliminates the provision of the Bylaws providing for action by written consent.

     The Board of Directors believes that the approval of Proposal 3 is advantageous to the Company and its stockholders. The provision of Proposal 3 prohibiting stockholder action by written consent would give all stockholders of the Company, entitled to vote on a particular matter, notice of and the opportunity to participate in the determination of any proposed action on such matter and the chance to take judicial or other action to protect their interests.

     In addition, the Board of Directors believes that this change to eliminate stockholder action by written consent is desirable to avoid untimely action in a context that might not permit stockholders to have the full benefit of the knowledge, advice and participation of the Company's management and Board of Directors. In the event of a proposed acquisition of the Company, the Board of Directors believes that the interests of stockholders will best be served by a transaction that results from negotiations based on careful consideration of the proposed terms. Although there can be no certainty as to the result of any particular negotiations, the Board believes that the intended effect of Proposal 3 of promoting negotiations concerning any proposed acquisition of the Company, with bargaining power in the Board of Directors, will be in the long-term interests of the Company and its stockholders. However, any provision in the Company's Restated Certificate of Incorporation which effectively requires a potential acquiror to negotiate with the Company's management and Board of Directors could be characterized as increasing management's and the Board's ability to retain their positions with the Company and to resist a transaction which may be deemed advantageous by certain stockholders.

     The elimination of action by written consent may deter acquisitions of the Company's stock and may delay, deter or impede stockholder action not approved by the Board of Directors. Such actions may include stockholder attempts to obtain control of the Board, unsolicited tender offers or other efforts to acquire control of the Company. Proposal 3 may impede or delay, at least until the next regularly scheduled annual meeting (and, if the proposal to adopt a classified Board of Directors is approved, beyond such meeting), the initiation or consummation of business transactions, such as reorganizations, mergers, or recapitalizations, which are opposed by the Board of Directors even though sought by a majority of the stockholders.

     Approval of this Proposal 3 requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting. If approved by the stockholders, the amendment to the Restated Certificate of Incorporation will become effective upon filing with the Secretary of the State of Delaware a Certificate of Amendment to the Company's Restated Certificate of Incorporation, which filing is expected to take place shortly after the Meeting.

               THE BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3

             PROPOSAL 4 -- PROPOSAL TO AMEND AND RESTATE ARTICLE IV
         OF THE RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY TO
               INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON
                STOCK TO 40,000,000, AUTHORIZE 10,000,000 SHARES
                OF A NEW CLASS OF PREFERRED STOCK AND ELIMINATE
                              CLASS B COMMON STOCK

     The Board of Directors of the Company has adopted a resolution unanimously approving and recommending to the Company's stockholders for their approval an amendment to the Company's Restated Certificate of Incorporation to provide therein for (i) an increase to 40,000,000 shares of Common Stock, $.01 par value, (ii) the creation of 10,000,000 shares of Preferred Stock in one or more series with voting rights as determined by the Board of Directors, and (iii) the elimination of the Company's non-voting Class B Common Stock, $.01 par value (the "Class B Common Stock").

     The authorized capital stock of the Company currently consists of (i) 20,000,000 shares of Common Stock, $.01 par value per share, of which 17,663,882 were issued and outstanding as of April 15, 1997 and approximately 2,150,000 were reserved for issuance under the Company's 1991 Stock Option Plan, the Outside Directors' Warrant Plan and the Directors' Warrant Incentive Plan, and
(ii) 500,000 shares of Class B Common Stock, none of which was issued and outstanding or received for issuance as of April 15, 1997. Accordingly, as of April 15, 1997, the Company had available for issuance approximately 186,000 shares of Common Stock and 500,000 shares of Class B Common Stock.

     The Board of Directors believes the authorization of the increase in the number of shares of Common Stock and the creation of the Preferred Stock is desirable to enhance the Company's flexibility in connection with possible future actions, such as public or private offerings of shares for cash, dividends payable in stock of the Company whether in connection with the possible implementation of a stockholder rights plan or otherwise, corporate mergers and acquisitions, and implementation and continuation of employee benefit plans. Having such authorized shares for issuance in the future would allow shares of Common Stock to be issued without the expense and delay of a special meeting of stockholders. The additional shares of Common Stock may be voting or non-voting as determined in the Board's sole discretion with no further authorization by security holders required for the creation and issuance thereof, subject to the requirements of the Nasdaq National Market that stockholder approval be obtained for certain issuances of additional shares of Common Stock in excess of 20% of the number of shares then outstanding. In addition, if the Company issued a new series of common stock or any preferred stock that disparately reduced the voting rights of the Common Stock, then the Common Stock could be excluded from the Nasdaq National Market.

     The designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof (collectively, the "Limitations and

Restrictions"), of the Preferred Stock will be determined by the Board of Directors. Thus, the Board of Directors will, in the event of the approval of this proposal by the Company's stockholders, be entitled to authorize the creation and issuance of 10,000,000 shares of Preferred Stock in one or more series with such Limitations and Restrictions as may be determined in the Board's sole discretion, with no further authorization by security holders required for the creation and issuance thereof.

     The Board of Directors is required to make any determination to issue shares of Common Stock or Preferred Stock based on its judgment as to the best interests of the stockholders and the Company. Although the Board of Directors has no present intention of doing so, it could issue shares of Common Stock or Preferred Stock that could, depending on the terms of such series, make more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or other means. Such shares could be used to create voting or other impediments or to discourage persons seeking to gain control of the Company and could also be privately placed with purchasers favorable to the Board of Directors in opposing such action. In addition, the Board of Directors could authorize holders of a series of Common or Preferred Stock to vote either separately as a class, or with the holders of the Company's currently outstanding Common Stock, on any merger, sale or exchange of assets by the Company or any other extraordinary corporate transaction. The mere existence of the additional authorized shares could have the effect of discouraging unsolicited takeover attempts. The issuance of new shares also could have a dilutive effect on the voting power of existing holders of Common Stock and on earnings per share and could be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company should the Board of Directors consider the action of such entity or person not to be in the best interest of the stockholders and the Company.

     While the Company from time to time considers issuing shares of Common Stock in connection with the acquisition of related businesses or assets, the Company currently has no plans, agreements or understandings for issuing any shares of Common Stock not currently authorized in connection with any such acquisition, nor does the Company currently have any plans, agreements or understandings for otherwise issuing any shares of Common Stock other than pursuant to the Company's 1991 Stock Option Plan, as proposed to be amended in Proposal 3 hereof. In addition, the Company currently has no plans, agreements or understandings for issuing any shares of a new series of Common Stock or any shares of Preferred Stock. However, if this proposal is approved by the stockholders, no assurances can be given that the Company will not consider effecting an equity offering of Common or Preferred Stock or otherwise issuing such stock in the future for purposes of raising additional working capital, acquiring related businesses or assets or otherwise. Therefore, the terms of any new series of Common Stock or any Preferred Stock subject to this proposal cannot be stated or estimated at this time.

     Approval of this Proposal 4 requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting. If approved by the stockholders, the amendment to the Restated Certificate of Incorporation will become effective upon filing with the Secretary of the State of Delaware a Certificate of Amendment to the Company's Restated Certificate of Incorporation, which filing is expected to take place shortly after the Meeting.

               THE BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4

             PROPOSAL 5 -- PROPOSAL TO AMEND 1991 STOCK OPTION PLAN

     In June 1991, the Company established the 1991 Stock Option Plan (the "1991 Plan") covering 157,500 shares of Common Stock. From March 1992 to December 1995, the 1991 Plan was amended on several occasions to increase the aggregate number of shares of Common Stock underlying the 1991 Plan to 2,500,000 shares. In December 1996, the Board approved an additional increase in the authorized shares underlying the 1991 Plan to 3,500,000, subject to ratification by the Company's stockholders at this Meeting, primarily to support the 1997 voluntary salary reduction program and the continued growth of the Company. The 1991 Plan authorizes the Board to grant stock options which may be incentive stock options (the "ISOs") or non-qualified options as defined by the Internal Revenue Code of 1986, as amended (the "Code").

     The purpose of the 1991 Plan is to (i) increase the proportion of compensation and benefits for management employees that is tied to stock ownership; (ii) encourage stock ownership by persons instrumental to the success of the Company in order to give them a greater personal interest in the Company's business; and (iii) align management and stockholder long-term interests. The exercise price of any options granted to an eligible employee who owns 10% or less of the outstanding Common Stock may not be less than 100% of the fair market value of the shares underlying such options on the date of grant. The exercise price of any options granted to an eligible employee who owns more than 10% of the outstanding Common Stock may not be less than 110% of such fair market value. The term of all options and the manner in which they may be exercised is determined by the Board, provided that no options may be exercisable more than 10 years after the date of grant, and in the case of options to an eligible employee owning more than 10% of the outstanding Common Stock, no more than five years. In general, all unexercised options granted to employees terminate either immediately upon termination of employment or 90 days thereafter depending on the reasons for the employee's termination. Unexercised options may be reissued at the discretion of the Board.

     Based on the success of the Company's 1995 and 1996 voluntary salary reduction/incentive programs in achieving key financial and operational objectives for the Company, a similar voluntary salary reduction/incentive program was offered for 1997. In December 1996, 72 of the Company's salaried employees agreed to forego $826,038 in compensation in exchange for options to acquire an aggregate of 413,019 shares of Common Stock at $8.00 per share, the then-current market value of Common Stock (i.e., one stock option for every $2 of compensation). These options are non-qualified, expire on December 30, 2001 and vest in 1997 if the Company achieves specific operational objectives, including 25% internal sales growth, ISO quality certification, predefined standards for accounts receivable collection and inventory management, and upgraded information systems that will support accelerated growth and improve corporate communications.

     Under the program, employees could participate to a maximum level of 50% of their 1997 salaries. The $826,038 represents approximately 19% of the total salaries for the 72 participants. The Company's executive officers participated in the 1997 program as follows: Mr. Odom -- $110,000 (50%); Mr. West -- $96,250 (50%); Mr. Gergel -- $75,000 (50%); and Mr. Madigan -- $20,000 (18%).

     An additional element of the 1997 voluntary salary reduction program provides for the potential repayment of all or a portion of salaries if certain pre-tax income amounts are realized by the Company in 1997. Full repayment is earned if the pre-tax income exceeds $13.0 million for 1997, a $5.5 million or approximately 75% increase over actual pre-tax income during 1996.

     The Company believes the 1997 salary reduction/incentive program and the corresponding increase to the authorized shares in the 1991 Plan are in the best interests of all stockholders. In addition to the further alignment of salaried employees and stockholders interests, the program significantly reduces 1997 salary expenses until such time as sufficient pre-tax income is earned and provides the Company with approximately $3.3 million of new capital in the future, assuming full exercise of the options. In addition, the non-qualified nature of the options may result in significant future tax deductions for the Company equal to the market value of the options on the dates of exercise.

     As of December 31, 1996, there were 2,327,128 options issued and outstanding under the 1991 Plan at exercise prices ranging from $1.25 to $8.62 per share, 892,409 of which were vested. All options issued to date under the 1991 Plan, except for those issued in connection with the 1995, 1996 and 1997 salary reduction/incentive programs, vest over a two to four year period and generally expire five years after the date of grant. As of December 31, 1996, 329,392 options have been exercised under the 1991 Plan.

     The executive officers of the Company have been granted options to acquire the following number of shares of Common Stock under the 1991 Plan, including options issued under the 1995, 1996 and 1997 salary reduction/ incentive programs: Mr. Odom -- 355,000 shares, Mr. West -- 535,625 shares, Mr.
Gergel -- 242,000 shares; and Mr. Madigan -- 110,000 shares.

     Since employee-directors are eligible to receive options under the 1991 Plan, the Board acknowledges that current and future directors may personally benefit from the approval of the amendment to the 1991 Plan. For the reasons stated above, the Board believes that the proposal is in the best interests of the Company and therefore recommends a vote in favor of it. Approval of this Proposal 5 requires the affirmative vote of the holders of a majority of the shares of Common Stock of the Company present in person or represented by proxy and entitled to vote at the Meeting.

               THE BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 5

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information concerning beneficial ownership of Common Stock as of April 15, 1997, by (i) all persons known by the Company to be the beneficial owners of five percent or more of Common Stock, (ii) each of the directors and executive officers of the Company and (iii) the directors and executive officers of the Company as a group. This table is based on information provided by the Company's directors, executive officers and principal stockholders. With the exception of the directors and executive officers, all addresses are as listed for Geocapital II, L.P.

                                                              SHARES UNDER
                                                           EXERCISABLE OPTIONS      TOTAL SHARES      PERCENTAGE
NAME AND ADDRESS                         SHARES OWNED(1)     AND WARRANTS(2)     BENEFICIALLY OWNED     OWNED
----------------                         ---------------   -------------------   ------------------   ----------
Geocapital II, L.P.....................     1,024,930              77,000            1,101,930            6.2%
  One Bridge Plaza
  Fort Lee, NJ 07024
Softven Management(3)..................     1,024,930              77,000            1,101,930            6.2
Geocapital Ventures....................       726,142              55,000              781,142            4.4
Clearman, Lieber & Co.(4)..............       726,142              55,000              781,142            4.4
BVA Associates(4)......................       726,142              55,000              781,142            4.4
Stephen J. Clearman+(5)................     1,751,072             132,000            1,883,072           10.6
Steven A. Odom+++(6)...................       285,280             650,000              935,280            5.1
Stephen E. Raville+....................       118,000             150,000              268,000            1.5
William P. O'Reilly+...................       257,000             150,000              407,000            2.3
John D. Phillips+......................            --             150,000              150,000              *
Hensley E. West+++.....................        16,000             187,500              203,500            1.1
Mark A. Gergel++(7)....................        60,560             111,750              172,310              *
Scott N. Madigan++.....................         2,000              30,000               32,000              *
All directors and executive officers as
  a group (8 persons)..................     2,489,912           1,561,250            4,051,162           21.1

---------------

 * Less than one percent
 + Director of the Company
 ++ Executive Officer of the Company

(1) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act"). Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.
(2) Includes shares which may be acquired by the exercise of stock options and warrants granted by the Company and exercisable on or before June 15, 1997.
(3) Represents 1,024,930 shares of Common Stock owned by Geocapital II, L.P. of which Softven Management, as its general partner, is deemed the beneficial owner.
(4) Represents 726,142 shares of Common Stock owned by Geocapital Ventures of which Clearman, Lieber & Co. and BVA Associates, as its general partners, are deemed beneficial owners.

(5) Represents an aggregate of 1,751,072 shares owned by Geocapital II, L.P. and Geocapital Ventures, of which Mr. Clearman may be deemed a beneficial owner under Rule 13d-3 of the Exchange Act because he has shared investment and voting power.
(6) Includes 18,000 shares held in the aggregate by two minor children of Mr. Odom.
(7) Includes 2,521 shares contributed to the Company's Profit Sharing and Retirement Savings Plan (the "401(k) Plan") under a matching 401(k) contribution feature offered to substantially all employees of the Company. The 401k Plan currently does not allow participants to sell or transfer these shares unless an employee retires or otherwise terminates his or her employment with the Company.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

     Non-employee directors of the Company receive no cash compensation from the Company for their service as directors. Their compensation is in the form of stock warrants as discussed below. The directors are reimbursed for out-of-pocket travel and related expenses incurred in connection with their attendance at meetings of the Board or its committees and at other Company events to which they are invited.

     In December 1994, in an effort to attract and retain experienced executives to serve as outside directors for the Company, the Board adopted the Outside Directors' Warrant Plan (the "Warrant Plan"). The stockholders of the Company approved the Warrant Plan at the Annual Meeting of Stockholders held on May 23, 1995.

     The purposes of the Warrant Plan are to attract and retain the best available personnel for service as directors of the Company, to provide additional incentive to the persons serving as directors of the Company, to align director and stockholder long-term interests and to encourage continued service on the Board. Warrants may be granted under the Warrant Plan only to directors of the Company who are neither employees of the Company nor of any of its affiliates. The aggregate number of shares of Common Stock authorized to be issued pursuant to the Warrant Plan is 1,200,000, subject to adjustment in certain instances as described below. The Warrant Plan provides that each eligible non-employee director elected to serve as a director of the Company on or after October 1, 1994 may be granted, in the discretion of the Board, warrants to purchase no more than 450,000 shares of Common Stock in the aggregate. The initial exercise price of the warrants will be not less than the fair market value of the Common Stock subject to the warrant on the date of grant.

     In December 1994, three new outside directors of the Company, Messrs. O'Reilly, Phillips and Raville, each received warrants entitling him to purchase 150,000 shares of Common Stock on or prior to December 15, 1999, all of which warrants are currently exercisable at an exercise price of $1.50 per share with respect to 50,000 shares, $2.25 per share with respect to 50,000 shares and $4.00 per share with respect to 50,000 shares. At the time these warrants were granted, the fair market value of the Common Stock was $1.25 per share.

     Concurrent with the above initial grant, Mr. Clearman, the fourth outside director of the Company, was awarded warrants to purchase 126,000 shares of Common Stock. The terms of this grant were identical to those described above except the number of shares exercisable at the $1.50 exercise price was set at 26,000 instead of 50,000.

     In December 1994, the Board awarded Steven A. Odom, who joined the Board in October 1994 and became Chairman in November 1994, warrants under the Warrant Plan to purchase 450,000 shares of Common Stock. The warrants entitle Mr. Odom to purchase 450,000 shares of Common Stock on or prior to December 15, 1999 at an exercise price of $1.50 per share for 150,000 shares, $2.25 per share for 150,000 shares and $4.00 per share for 150,000 shares.

     In December 1994, the Board also adopted the Directors' Warrant Incentive Plan (the "Incentive Plan") pursuant to which the Board may grant, beginning in February 1997, to each non-employee director on an annual basis warrants to purchase up to 50,000 shares of Common Stock at an exercise price per share equal to no less than 110% of the fair market value of the Common Stock at the date of grant. No warrants may be granted under the Incentive Plan in a given year unless the Company's Common Stock has appreciated by a compounded annual average rate of return in excess of 35% for the four year period preceding the year of grant. The aggregate number of shares of Common Stock authorized to be issued pursuant to the Incentive Plan is 600,000 subject to adjustment in certain instances as described below.

     Warrants granted under the Warrant Plan and the Incentive Plan become exercisable in one or more installments, as the Board may determine, six months and one day after the date of the grant and expire on the fifth anniversary following the date of grant, provided that if the Director has not attended at least 75% of the meetings of the Board for the year in which an installment first becomes exercisable, then such installment may not be exercised.

     On March 26, 1997, the Board granted the four outside Directors of the Company warrants to each purchase 50,000 shares of Common Stock with an exercise price of $9.21. These warrants will be exercisable on or after December 31, 1997, provided that the Director attends at least 75% of the Board and applicable Committee meetings held during 1997.

     Notwithstanding the foregoing, the Warrant Plan and the Incentive Plan provide that warrants awarded pursuant to these plans will become immediately exercisable (i) if the Company is to be consolidated with or acquired by another entity in a merger, (ii) upon the sale of substantially all of the Company's assets or the sale of at least 90% of the outstanding Common Stock to a third party, (iii) upon the merger or consolidation of the Company with or into any other corporation or the merger or consolidation of any corporation with or into the Company (in which consolidation or merger the stockholders of the Company receive distributions of cash or securities as a result thereof), or (iv) upon the liquidation or dissolution of the Company.

LIMITED LIABILITY OF DIRECTORS

     Provisions included in the Company's Restated Certificate of Incorporation protect the Company's directors against personal liability for monetary damages from breaches of their duty of care. As a result, the Company's directors will not be liable for monetary damages from negligence and gross negligence in the performance of their duties. They remain liable for monetary damages for any breach of their duty of loyalty to the Company and its stockholders, as well as acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law and for transactions from which a director derives improper personal benefit. They also remain liable under another provision of Delaware law which makes directors personally liable for unlawful dividends, stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability. The liability of the Company's directors under federal or applicable state securities laws is also unaffected. The Company carries an appropriate amount of directors' liability insurance.

     While these provisions protect the Company's directors from awards of monetary damages for breaches of the duty of care, they do not eliminate their duty of care. In addition, equitable remedies, such as an injunction or rescission based upon a director's breach of the duty of care, are still available.

COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and non-cash compensation awarded or paid by the Company for services rendered during each of the years in the three year period ended December 31, 1996 to its Chief Executive Officer and other executive officers whose compensation exceeded $100,000 ("Named Executives").

                                                             LONG-TERM COMPENSATION
                                                                 AWARDS (1)-(4)
                                      ANNUAL COMPENSATION    ----------------------
                                      --------------------   SECURITIES UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR   SALARY($)   BONUS($)         OPTIONS(#)         COMPENSATION($)(5)(6)
---------------------------    ----   ---------   --------   ----------------------   ---------------------
Steven A. Odom(2)............  1996   $200,000    $100,000          105,000                  $    --
  Chairman and Chief           1995         --          --          250,000                       --
  Executive Officer            1994         --          --               --                       --

                                                             LONG-TERM COMPENSATION
                                                                 AWARDS (1)-(4)
                                      ANNUAL COMPENSATION    ----------------------
                                      --------------------   SECURITIES UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR   SALARY($)   BONUS($)         OPTIONS(#)         COMPENSATION($)(5)(6)
---------------------------    ----   ---------   --------   ----------------------   ---------------------
Hensley E. West(3)(5)........  1996    175,000      87,500           91,875                   35,000
  President and Chief          1995         --          --          443,750                       --
  Operating Officer            1994         --          --               --                       --
Mark A. Gergel...............  1996    110,000     110,000           37,500                      780
  Executive Vice President,    1995     90,000      35,000           74,000                      495
  Chief Financial Officer      1994     90,000          --           90,500                    2,875
  and Treasurer
Scott N. Madigan(4)(5).......  1996     81,500      30,000          110,000                   20,000
  Vice President of            1995         --          --               --                       --
  Business Development         1994         --          --               --                       --

---------------

(1) Long-Term Compensation Awards for 1996 include non-qualified stock options granted in December 1996 in connection with a 1997 voluntary salary reduction/incentive program offered to all salaried employees of the Company. Under this program, the Named Executives elected to forego a total of $301,250 in exchange for options to purchase 150,625 shares of Common Stock at the then current market price of $8.00 per share. Refer to Proposal 5 of this Proxy Statement for a discussion of vesting and other terms of this program. The securities underlying options for 1996 for this program include: Mr. Odom -- 55,000 shares; Mr. West -- 48,125 shares; Mr.
    Gergel -- 37,500 shares; and Mr. Madigan -- 10,000 shares. Similar salary reduction programs were offered in 1996 and 1995 to all salaried employees of the Company. Stock options issued in December 1995 and December 1994 under these programs are fully vested as of December 31, 1996. The securities underlying options for 1995 and 1994, respectively, for these two programs include: Mr. Odom -- 50,000 shares; Mr. West -- 43,750 shares; Mr. Gergel -- 24,000 and 45,000 shares; and Mr. Madigan -- 10,000 shares.
(2) Mr. Odom joined the Company's Board of Directors in October 1994 and was elected Chairman in November 1994. He was appointed Chairman and Chief Executive Officer in August 1995. Mr. Odom elected to not receive a salary in 1995. In December 1995, he was awarded non-qualified stock options to acquire 200,000 shares of Common Stock at $7.00 per share, the then current market price. These options vest 50% on each of the first two anniversaries from the date of grant.
(3) Mr. West joined the Company in January 1996 as its new President and Chief Operating Officer. In August 1995, in connection with his acceptance of the Company's offer of employment, he was awarded non-qualified stock options to acquire 400,000 shares of Common Stock at $3.78 per share, the then current market price. These options vest 25% on each of the first four anniversaries from his effective date of employment.
(4) Mr. Madigan joined the Company in March 1996 as its new Vice President of Business Development. He was awarded non-qualified stock options to acquire 80,000 shares of Common Stock at $7.81 per share, the then current market price. These options vest 25% each on the first four anniversaries from the date of grant.
(5) Mr. West and Mr. Madigan were paid flat-sum allowances of $35,000 and $20,000, respectively, for the relocation of their households to Atlanta, Georgia.
(6) Except as noted otherwise, all other compensation represents matching contributions by the Company under its 401(k) Plan in the form of Common Stock.

          1996 AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

     The following table sets forth information concerning the value of options exercised by the Named Executives during 1996 and the value at December 31, 1996 of unexercised options held by each such officer. The value of unexercised options reflects the increase in market value of Common Stock from the date of grant through December 31, 1996, when the closing price of Common Stock was $8.00 per share.

                                                                     NUMBER OF
                                                                    SECURITIES            VALUE OF
                                                                    UNDERLYING          UNEXERCISED
                                                                    UNEXERCISED       IN-THE-MONEY(2)
                                       NUMBER OF                      OPTIONS            OPTIONS AT
                                        SHARES                      AT 12-31-96           12-31-96
                                      ACQUIRED ON      VALUE       EXERCISABLE/         EXERCISABLE/
NAME                                   EXERCISE     REALIZED(1)    UNEXERCISABLE       UNEXERCISABLE
----                                  -----------   -----------   ---------------   --------------------
Steven A. Odom(3)...................        --             --     650,000/155,000   $2,587,500/$100,000
Hensley E. West.....................        --             --      87,500/448,125       43,750/1,688,000
Mark A. Gergel......................    45,000       $320,625     111,750/85,250       437,665/176,060
Scott N. Madigan....................        --             --      10,000/100,000       10,000/15,200

---------------

(1) The "value realized" represents the difference between the exercise price of the option shares and the market price of the option shares on the date the options were exercised. The value realized was determined without considering any taxes which may have been owed.
(2) "In-the-Money" options are options with an exercise price less than $8.00 per share, the closing price of Common Stock at December 31, 1996.
(3) Includes securities underlying warrants issued to Mr. Odom pursuant to the Warrant Plan.

                            STOCK OPTION GRANT TABLE

     The following table sets forth information regarding the grant of stock options to the Named Executives during the year ended December 31, 1996.

                                                                                             POTENTIAL REALIZABLE
                                                                                              VALUE($) AT ASSUMED
                                                 INDIVIDUAL GRANTS                           ANNUAL RATES OF STOCK
                          ---------------------------------------------------------------   PRICE APPRECIATION FOR
                                                     % TOTAL                                      OPTION TERM
                          NUMBER OF SECURITIES   OPTIONS GRANTED   EXERCISE                 -----------------------
                           UNDERLYING OPTIONS       EMPLOYEES      PRICE PER   EXPIRATION       5%          10%
NAME                           GRANTED(1)        IN FISCAL YEAR    SHARE(2)       DATE         (3)          (3)
----                      --------------------   ---------------   ---------   ----------   ----------   ----------
Steven A. Odom..........         50,000                 5.7%         $8.38      12/19/01     $  91,500      225,000
                                 55,000                 6.2           8.00      12/30/01       121,550      268,400
Hensley E. West.........         43,750                 5.0           8.38      12/19/01        80,065      196,875
                                 48,125                 5.4           8.00      12/30/01       106,355      234,850
Mark A. Gergel..........         37,500                 4.2           8.00      12/30/01        82,875      183,000
Scott N. Madigan........         10,000                 1.1           7.00      12/27/00        27,200       47,100
                                 80,000                 9.1           7.81       3/08/01       160,800      328,000
                                 10,000                 1.1           8.38      12/19/01        18,300       45,000
                                 10,000                 1.1           8.00      12/30/01        22,100       48,800

---------------

(1) Individual grants in 1996 including the following stock options issued in connection with the Company's 1997 salary reduction/incentive program: Mr. Odom -- 55,000; Mr. West -- 48,125; Mr. Gergel -- 37,500; and Mr.
    Madigan -- 10,000. Refer to Proposal 5 of this Proxy Statement for a discussion of the vesting and certain other terms of the options granted under the 1997 program. The remainder of Mr. Odom's and Mr. West's options were granted in December 1996 and vested immediately. Of Mr. Madigan's remaining options, 10,000 were vested as of December 31, 1996 and 90,000 vest at 25% each on the first four anniversaries from the date of grant.
(2) The average exercise price represents the fair market value of the shares at dates of grant.
(3) The 5% and 10% appreciation rates are set forth in the Securities and Exchange Commission rules and no representation is made that the Common Stock will appreciate at these assumed rates or at all.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following is a report by the Compensation Committee of the Board concerning the compensation policies applicable to the Company's executive officers:

COMPENSATION PHILOSOPHY

     The Compensation Committee of the Board (the "Committee") is composed of two non-employee directors, Messrs. O'Reilly and Clearman. Among other things, the Committee reviews and approves annual executive officer compensation. In general, the compensation policies adopted by the Committee are designed to (i) attract and retain executives capable of leading the Company to meet its business objectives and (ii) motivate the Company's executives to enhance long-term stockholder value.

     The annual compensation of Mr. Odom, the Company's Chairman and Chief Executive Officer consists of a combination of base salary, incentive bonuses and stock options. The incentive bonus program is designed to reward Mr. Odom if well defined business objectives, principally tied to the Company's net income performance, are reached or exceeded.

     The Committee sets salaries and incentive programs for the Company's other executive officers based principally on a subjective assessment of the Company's short and long-term goals and individual performance of each officer. Information on individual performance is provided to the Committee by the Chief Executive Officer. In addition to individual performance, the Committee is aware of executive compensation practices at comparable companies (i.e., companies which are generally of the same size in related industries). The Committee uses this information only as a general reference, however, and not to set specific salary amounts.

STOCK OPTION PROGRAM

     The stock option program is the Company's long-term incentive plan for executive officers and other key employees. The objectives of the program are to align executive and stockholder long-term interests by creating a strong and direct relationship between executive compensation and stockholder returns. The Committee strongly believes that by providing those individuals who have substantial responsibility for the management and growth of the Company and the maximizing of stockholder returns with an opportunity to increase their ownership of Common Stock, the best interests of stockholders and executives will be more closely aligned. The Company's stock options typically vest over four years which increases the long-term value of these awards.

     The Committee's determination of the number of options to award to an individual executive officer is made in a manner similar to that described above with respect to the setting of salaries. In addition, in determining the number of options to be granted to an individual, the Committee takes into account the number of options already granted to that individual and the value of those options.

DISCUSSION OF 1996 CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Odom's base salary and bonus awards for 1996 were determined with reference to the same criteria used for all other executive officers of the Company, including Company sales growth, appreciation in market capitalization and net income per share performance. The Committee also based its compensation decision on the Company's continued progress in establishing a broad, experienced management team and an operating infrastructure that will facilitate accelerated sales growth, the efficient integration of new acquisitions and increased profitability. Finally, the Company's successful secondary equity offering of $26.2 million during 1996 and the dramatic overall improvement in the Company's financial condition were considered. After considering all of the above, the Committee exercised its subjective judgement and discretion in determining the 1996 compensation for Mr. Odom.

                                          Submitted by the Compensation
                                          Committee

                                          STEPHEN J. CLEARMAN
                                          WILLIAM P. O'REILLY

     Pursuant to Securities and Exchange Commission ("SEC") regulations, this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 (the "Exchange Act").

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Company consists of the two persons named as signatories to the Compensation Committee report above. There are no Compensation Committee Interlocks.

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total return (including reinvested dividends) of the Nasdaq Stock Market ("Nasdaq") -- United States owned companies and Nasdaq Telecommunications Stocks for the five years ended December 31, 1996. The Nasdaq total returns were prepared by the Center for Research in Security Prices ("CRSP"), at the University of Chicago.

        Measurement Period
      (Fiscal Year Covered)           World Access       Nasdaq (U.S.)     Nasdaq (Telcom)
1991                                              100                100                100
1992                                            23.14             116.38             122.82
1993                                            26.69             133.59             189.38
1994                                            35.59             130.59             157.33
1995                                           106.78             184.67             206.96
1996                                           113.90             227.16             211.57

---------------

     Assumes that the value of the investment in Company Common Stock and each index was $100 on December 31, 1991, and that all dividends were reinvested.

(1) World Access, Inc. Common Stock
(2) CRSP Total Return Index for The Nasdaq Stock Market (U.S. Companies)
(3) CRSP Total Return Index for Nasdaq Telecommunications Stocks

     Pursuant to SEC regulations, this performance graph is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In October 1996, the Company subleased its executive office space in Atlanta, Georgia from Metromedia International Group, Inc. under a two year agreement. The lease covered approximately half of Metromedia's leased space for approximately $10,000 per month, or approximately half of Metromedia's monthly base rent and operating expenses. At the time the lease was executed, John D. Phillips was President of Metromedia. He resigned from this position in December 1996.

                                  ACCOUNTANTS

     The Board of Directors currently plans to appoint Price Waterhouse LLP as independent auditors for the Company for the fiscal year ending December 31, 1997. Price Waterhouse LLP has examined the Company's financial statements since 1991 and has no relationship with the Company other than that arising from its appointment as independent auditors. Representatives of Price Waterhouse LLP are expected to be present at the Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

    COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES AND EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers, and persons who own beneficially more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of such securities of the Company. Directors, executive officers and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than ten-percent beneficial owners were complied with during the 1996 fiscal year, except that Mr. Madigan did not file his form 3 Report until January 10, 1997, although he became an executive officer of the Company on March 8, 1996.

                                 OTHER MATTERS

     The Board does not know of any other matters which may come before the Meeting. If any other matters are properly presented to the Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their best judgment on such matters.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Company no later than December 31, 1997, in order to be included in the proxy statement and proxy relating to that annual meeting.

     The Board hopes that stockholders will attend the Meeting. Whether or not you plan to attend, you are urged to complete, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the Meeting, and your cooperation will be appreciated. Stockholders who attend the Meeting may vote their shares personally even though they have sent in their proxies.

                                          By Order of the Board of Directors

                                          Martin D. Kidder
                                          Corporate Controller and Secretary

Atlanta, Georgia
April   , 1997

                                                                      APPENDIX A

          PROPOSED AMENDMENTS TO RESTATED CERTIFICATE OF INCORPORATION

     The Restated Certificate of Incorporation of the Company as presently in effect is proposed to be amended by deleting Article IV thereof in its entirety and replacing it with the following:

                                  "ARTICLE IV

                                 CAPITAL STOCK

          The total number of shares of stock that the Corporation shall have authority to issue is fifty million (50,000,000), consisting of forty million (40,000,000) shares of common stock, $.01 par value per share ("Common Stock"), and ten million (10,000,000) shares of preferred stock, $.01 par value per share ("Preferred Stock").

          The designation, relative rights, preferences and limitations of the shares of each class are as follows:

             The shares of Common Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not canceled of any and all such series shall not exceed the total number of shares of Common Stock hereinabove authorized, and with distinctive serial designations, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such shares of Common Stock from time to time adopted by the Board of Directors pursuant to authority so to do which is hereby vested in the Board of Directors, and each series of shares of Common Stock may have such voting powers, full or limited, or may be without voting powers as shall be stated in said resolution or resolutions providing for the issue of such shares of Common Stock.

             The shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not canceled of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with distinctive serial designations, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such shares of Preferred Stock from time to time adopted by the Board of Directors pursuant to authority so to do which is hereby vested in the Board of Directors. Each series of shares of Preferred Stock (a) may have such voting powers, full or limited, or may be without voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (e) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of shares of the Corporation at such price or prices or at such rates of exchange and with such adjustments; (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts; (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation; and (h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall be stated in said resolution or resolutions providing for the issue of such shares of Preferred Stock. Shares of Preferred Stock of any series that have been redeemed (whether through the operation of a sinking fund or otherwise) or that, if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock.

             Subject to the provisions of any applicable law or of the Bylaws of the Corporation, as from time to time amended, with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote and except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of shares of Preferred Stock or any shares of a series of Common Stock as to which the voting powers have been expressly limited by the resolution or resolutions providing for the issuance of such series of Common Stock, the holders of outstanding shares of Common Stock shall exclusively possess voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his or her name on the books of the Corporation. Except as otherwise provided by the resolution or resolutions providing for the issue of any series of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock of any and all series, to receive such dividends as from time to time may be declared by the Board of Directors. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of shares of Preferred Stock of the full amount to which they shall be entitled pursuant to the resolution or resolutions providing for the issue of any series of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock of any and all series, to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders.

             Subject to the provisions of this Restated Certificate of Incorporation and except as otherwise provided by law, the stock of the Corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine."

     The Restated Certificate of Incorporation of the Company as presently in effect is proposed to be amended by adding Article VI thereto to read in its entirety as follows:

                                 "ARTICLE VI(1)

                             ACTION BY STOCKHOLDERS

          No action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting, and the power to consent in writing, without a meeting, to the taking of any action is specifically denied."

     The Restated Certificate of Incorporation of the Company as presently in effect is proposed to be amended by deleting Article VII thereof in its entirety and replacing it with the following:

                                  "ARTICLE VII

                                   MANAGEMENT

          1. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.

             (a) The Board of Directors shall consist of not fewer than three
        (3) members and not more than twelve (12) members, the exact number of authorized directors within such range to be fixed from time

---------------

     (1) Article VI of the Company's Restated Certificate of Incorporation was previously deleted in its entirety but the subsequent Articles of such Restated Certificate of Incorporation were not redesignated.

        to time by a resolution of the Board of Directors adopted by the affirmative vote of at least a majority of the total number of authorized directors most recently fixed by the Board of Directors.

             (b) The directors of the Corporation shall be divided into three classes for the purpose of determining their terms of office. Each such class shall consist, as nearly as possible, of one-third of the total number of directors fixed by the Board of Directors. At the annual meeting of stockholders of the Corporation held in 1997, one class of directors (designated as Class I) shall be elected for a term expiring at the annual meeting of stockholders of the Corporation held in 1998, one class of directors (designated as Class II) shall be elected for a term expiring at the annual meeting of stockholders of the Corporation held in 1999, and one class of directors (designated as Class III) shall be elected for a term expiring at the annual meeting of stockholders of the Corporation held in 2000. At each succeeding annual meeting of stockholders of the Corporation, beginning in 1998, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the annual meeting of stockholders of the Corporation held in the third year following the year of their election.

             (c) If the number of directors is changed, then any increase or decrease in such number shall be apportioned by the Board of Directors among the classes of directors so as to maintain as nearly as possible an equal number of directors in each class. No reduction in the authorized number of members of the Board of Directors shall have the effect of removing any director from office before that director's term of office expires.

             (d) Vacancies on the Board of Directors and newly created directorships resulting from an increase in the authorized number of members of the Board of Directors may be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

             (e) Each director, including a director elected to fill a vacancy or a newly created directorship, shall hold office until the next election of the class of directors to which such director belongs and until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal from office for cause.

             (f) Any director or the entire Board of Directors may be removed from office at any time but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of the Corporation then entitled to vote in an election of directors of the Corporation, voting as a single class.

             (g) A majority of total directors shall constitute a quorum for the transaction of business.

             (h) Notwithstanding the foregoing, whenever the holders of any one or more classes or series of stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation applicable thereto, such directors so elected shall not be divided into classes pursuant to this Article VII, and the number of such directors shall not be counted in determining the maximum number of directors permitted under the foregoing provision of this Article VII, in each case unless expressly provided by such terms.

          2. Nominations of persons for election to the Board of Directors may be made at a meeting of stockholders of the Corporation either by or at the direction of the Board of Directors or by any stockholder of record entitled to vote in the election of directors at such meeting who has complied with the notice procedures set forth in this Paragraph 2. A stockholder who desires to nominate a person for election to the Board of Directors at a meeting of stockholders of the Corporation and who is eligible to make such nomination must give timely written notice of the proposed nomination to the secretary of the Corporation. To be timely, a stockholder's notice given pursuant to this Paragraph 2 must be received at the principal executive office of the Corporation not less than one hundred twenty (120) calendar days in advance of the date which is one year later than the date of the proxy statement of the Corporation released to stockholders in connection with the previous year's annual meeting of stockholders of the Corporation; provided, however, that if no annual meeting of stockholders of the Corporation was held in the previous year or if the date of the forthcoming annual meeting of stockholders has been changed by more than thirty (30) calendar days from the date contemplated at the time of the previous year's proxy statement or if the forthcoming meeting is not an annual meeting of stockholders of the Corporation, then to be timely such stockholder's notice must be so received not later than the close of business on the tenth day following the earlier of (a) the day on which notice of the date of the forthcoming meeting was mailed or given to stockholders by or on behalf of the Corporation or (b) the day on which public disclosure of the date of the forthcoming meeting was made by or on behalf of the Corporation. Such stockholder's notice to the secretary of the Corporation shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of capital stock of the Corporation which then are beneficially owned by such person, (iv) any other information relating to such person that is required by law or regulation to be disclosed in solicitations of proxies for the election of directors of the Corporation, and (v) such person's written consent to being named as a nominee for election as a director and to serve as a director if elected and (b) as to the stockholder giving the notice (i) the name and address, as they appear in the stock records of the Corporation, of such stockholder, (ii) the class and number of shares of capital stock of the Corporation which then are beneficially owned by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each nominee for election as a director and any other person or persons (naming such person or persons) relating to the nomination proposed to be made by such stockholder, and (iv) any other information required by law or regulation to be provided by a stockholder intending to nominate a person for election as a director of the Corporation. At the request of the Board of Directors, any person nominated by or at the direction of the Board of Directors for election as a director of the Corporation shall furnish to the secretary of the Corporation the information concerning such nominee which is required to be set forth in a stockholder's notice of a proposed nomination. No person shall be eligible for election as a director of the Corporation unless nominated in compliance with the procedures set forth in this Paragraph 2. The chairman of a meeting of stockholders of the Corporation shall refuse to accept the nomination of any person not made in compliance with the procedures set forth in this Paragraph 2, and such defective nomination shall be disregarded.

          3. The power to adopt, amend or repeal the Bylaws of the Corporation may be exercised by the Board of Directors of the Corporation.

          4. Notwithstanding any provision of this Restated Certificate of Incorporation or the Bylaws of the Corporation to the contrary, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all outstanding shares of capital stock of the Corporation then entitled to vote in an election of directors of the Corporation, voting as a single class, shall be required to alter, amend or repeal this Article VII or to adopt any provision of this Restated Certificate of Incorporation or the Bylaws of the Corporation which is inconsistent with this Article VII."

                                                                        APPENDIX


    PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 10, 1997

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF WORLD ACCESS,
                                      INC.

The Board recommends a vote FOR the following proposals:

1. To elect the six nominees listed below to the Board of Directors of World Access, Inc.

 [ ] FOR all nominees (except as marked below)     [ ] WITHHOLD authority to
                                                       vote for all nominees

               CLASS I                                 CLASS II                                 CLASS III
------------------------------------     ------------------------------------     ------------------------------------
       (TERM EXPIRING IN 1998)                  (TERM EXPIRING IN 1999)                  (TERM EXPIRING IN 2000)
         Stephen J. Clearman                      William P. O'Reilly                        Steven A. Odom
         Stephen E. Raville                         Hensley E. West                         John D. Phillips

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that name in the space provided below.

--------------------------------------------------------------------------------

2. To approve the Amendment to the Company's Restated Certificate of Incorporation to provide for the classification of the Board of Directors and related matters.
              FOR [ ]            AGAINST [ ]            ABSTAIN [ ]

3. To approve the Amendment to the Company's Restated Certificate of Incorporation to prohibit stockholder action by written consent.
              FOR [ ]            AGAINST [ ]            ABSTAIN [ ]

4. To approve the Amendment to the Company's Restated Certificate of Incorporation to increase the Company's authorized capital, authorize a new class of preferred stock and eliminate the Company's Class B Common Stock.

              FOR [ ]            AGAINST [ ]            ABSTAIN [ ]

5. To approve the Amendment to the 1991 Stock Option Plan to increase the shares of Common Stock underlying the Plan to 3,500,000.

              FOR [ ]            AGAINST [ ]            ABSTAIN [ ]

    The undersigned appoints Steven A. Odom and Hensley E. West, and each of them, with full power of substitution, the proxies and attorneys of the undersigned, to vote as specified hereon at the Annual Meeting of Stockholders (the "Annual Meeting") of World Access, Inc. (the "Company") to be held on June 10, 1997 at 10:00 a.m. Eastern Daylight time, and at any adjournments or postponements thereof, with all powers (other than the power to revoke the proxy or vote the proxy in a manner not authorized by the executed form of proxy) that the undersigned would have if personally present at the Annual Meeting, to act in their discretion upon any other matter or matters that may properly be brought before the Annual Meeting and to appear and vote all the shares of Common Stock of the Company that the undersigned may be entitled to vote. The undersigned hereby acknowledges receipt of the accompanying Proxy Statement and Annual Report to Stockholders, and hereby revokes any proxy or proxies heretofore given by the undersigned relating to the Annual Meeting.

    UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED AS IF MARKED FOR THE PROPOSALS ABOVE.

                                                 Signature
                                                           ---------------------

                                                 Signature if
                                                 jointly held
                                                              ------------------

                                                 Dated:                   , 1997
                                                        ------------------

                                                 PLEASE DATE AND SIGN AS NAME
                                                 APPEARS HEREON. WHEN SIGNING AS
                                                 EXECUTOR, ADMINISTRATOR,
                                                 TRUSTEE, GUARDIAN OR ATTORNEY,
                                                 PLEASE GIVE FULL TITLE AS SUCH.
                                                 IF A CORPORATION, PLEASE SIGN
                                                 IN FULL CORPORATE NAME BY
                                                 PRESIDENT OR OTHER AUTHORIZED
                                                 CORPORATE OFFICER. IF A
                                                 PARTNERSHIP, PLEASE SIGN IN
                                                 PARTNERSHIP NAME BY AUTHORIZED
                                                 PERSON. JOINT OWNERS SHOULD
                                                 EACH SIGN.